Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated 25 February 2016 (24 March 2016 for the consolidating financial information in Note 42, 15 December 2017 for the retrospective adjustments for the change in reportable segments in Note 37 and 9 February 2018 for the retrospective adjustments to reflect changes in presentation in the consolidating financial information in Note 42 resulting from discontinued operations within The Royal Bank of Scotland plc), relating to the 2015 consolidated financial statements of The Royal Bank of Scotland Group plc (which report expresses an unqualified opinion and includes explanatory paragraphs stating that Note 42 to the financial statements was added for inclusion of consolidating financial information in respect of The Royal Bank of Scotland plc in accordance with Regulation S-X Rule 3-10. Note 37 describes the retrospective adjustment to reflect a change in the reportable segments, and Note 42, describes the retrospective adjustment to reflect changes in presentation in the consolidating financial information resulting from the discontinued operations within The Royal Bank of Scotland plc) appearing in this Annual Report on Form 20-F of The Royal Bank of Scotland Group plc for the year ended 31 December 2017, in the following Registration Statements:

F-3 333-222022

S-8 333-160220

S-8 333-85208

S-8 333-115726

S-8 333-120980

S-8 333-130558

S-8 333-153673

S-8 333-171227

S-8 333-174641

S-8 333-179967

/s/ Deloitte LLP

Deloitte LLP

London, United Kingdom

29 March 2018